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                                                     Exhibit 20


NEWS RELEASE
                         FOR:        AMERICAN WHITE CROSS, INC.

                         CONTACT:    Scott Vertrees
                                     Vice Chairman

                                     Thomas Rallo
                                     Senior Vice President
                                     (860) 779-4110

FOR IMMEDIATE RELEASE    IR CONTACT: Melissa Garelick/Ross Felix
- ---------------------
                         PRESS:      Leslie Feldman/Suzanne Miller
                                     Morgen-Walke Associates
                                     (212) 850-5600


  AMERICAN WHITE CROSS, INC. TO REORGANIZE UNDER CHAPTER 11;
                 COMPANY OBTAINS DIP FINANCING


          DAYVILLE, CT., July 17, 1996 -- American White Cross,
Inc. (Nasdaq:AWCI) today announced it has filed a petition for voluntary reorganization under Chapter 11 of the Federal
Bankruptcy Code to allow the company time to implement a financial restructuring program.

          Simultaneous with the filing, the company announced that Congress Financial Corp., the company's longtime lender, has agreed to continue working with the company by providing debtor-in-possession (DIP) financing. Upon court approval, the funds may be used for ongoing working capital needs.
Management anticipates no interruptions in deliveries to customers or payments to post-petition suppliers.
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          The Chapter 11 filing will allow the company to
continue its daily operations as usual while it goes through a financial restructuring.

          American White Cross has an 84-year history of manufacturing, marketing and distributing disposable medical products. In recent months, a combination of factors has contributed to an ongoing negative financial position. These include the unprecedented increases in the cost of raw materials and the costs associated with relocating into a new, state-of-the-art manufacturing facility in Houston, Texas.

          "The company has instituted a number of aggressive operational initiatives to return the company to profitability," said Howard Koenig, Chairman and Chief Executive Officer. "They include introducing new products, relocating from a 100-year-old plant to modern, cost-saving facilities, negotiating raw material cost reductions and cutting overhead spending."

          Mr. Koenig continued, "These actions are moving the company in the right direction. However, to allow sufficient time to maximize benefits, and return American White Cross to profitability, we have made the difficult but necessary decision to seek the protection of Chapter 11."
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          American White Cross, Inc. manufactures and markets a
wide variety of health and personal care products, including adhesive bandages, first aid kits and cosmetic cotton products.